Registration No. 333-__________

As filed with the Securities and Exchange Commission on March 14, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COMPEX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1771227
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1811 Old Highway 8 New Brighton, Minnesota	55112-3493
(Address of Principal Executive Offices)	(Zip Code)

Compex Technologies, Inc. 1993 Employee Stock Purchase Plan
(Full title of the plan)

Dan W. Gladney	Copy to:
Chief Executive Officer Compex Technologies, Inc. 1811 Old Highway 8 New Brighton, Minnesota 55112-3493 (651) 631-0590	Thomas O. Martin, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered(1)	share(2)	price(2)	registration fee

Common Stock, $0.10 par value	200,000 shares	$2.63	$526,000	$42.55

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c), based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market System on March 12, 2003.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this registration statement:

(a)	our annual report on Form 10-K for the fiscal year ended June 30, 2002;

(b)	our quarterly reports on Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002;

(b)	our current reports on Form 8-K filed on December 18, 2002 and February 18, 2003; and

(c)	the description of our common stock contained in any registration statement or report that we have filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All documents that we have filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires us to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with us against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     Article VII of our Amended and Restated Articles of Incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Article VII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

     Our Restated Bylaws require us to indemnify such persons, for such liabilities and expenses, in such manner, under such circumstances, and to such extent as is permitted by Section 302A.521 of the MBCA, as now enacted or hereafter amended.

     We also maintain an insurance policy or policies to assist in funding our indemnification obligations with respects to directors and officers for certain liabilities.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (File No. 000-09407)).

4.2	Articles of Merger of Compex Technologies, Inc. with and into Rehabilicare Inc.

4.3	Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (File No. 000-09407)).

4.4	Rehabilicare Inc. 1993 Employee Stock Purchase Plan, as amended.

4.5	Rights Agreement, dated as of February 17, 2003, by and between the registrant and the Registrar and Transfer Company, as Rights Agent, which includes the form of Right Certificates as Exhibit A (incorporated by reference to the registrant’s Registration Statement on Form 8-A, filed February 18, 2003 (File No. 000-09407)).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Independent Auditors.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Brighton, State of Minnesota, on March 13, 2003.

COMPEX TECHNOLOGIES, INC

By	/s/ Dan W. Gladney

Dan W. Gladney
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 13, 2003.

/s/ Dan W. Gladney Dan W. Gladney	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ Scott P. Youngstrom Scott P. Youngstrom	Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)

/s/ Frederick H. Ayers Frederick H. Ayers	Director

/s/ William R. Floyd William R. Floyd	Director

/s/ Richard E. Jahnke Richard E. Jahnke	Director

/s/ John H. P. Maley John H.P. Maley	Director

/s/ Richard Nigon Richard Nigon	Director

Exhibit Index to
Form S-8

Compex Technologies, Inc.

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (File No. 000-09407)).

4.2	Articles of Merger of Compex Technologies, Inc. with and into Rehabilicare Inc.

4.3	Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (File No. 000-09407)).

4.4	Rehabilicare Inc. 1993 Employee Stock Purchase Plan, as amended.

4.5	Rights Agreement, dated as of February 17, 2003, by and between the registrant and the Registrar and Transfer Company, as Rights Agent, which includes the form of Right Certificates as Exhibit A (incorporated by reference to the registrant’s Registration Statement on Form 8-A, filed February 18, 2003 (File No. 000-09407)).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Independent Auditors.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).